Mueller Industries, Inc. Reports First Quarter 2022 Earnings

COLLIERVILLE, Tenn., April 19, 2022 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the first quarter of 2022. (All comparisons are to the prior year quarter.)
•Operating Income of $212.7 million versus $92.5 million
•Net Income of $158.3 million versus $63.1 million
•EPS of $2.78 versus $1.11
•Net Sales of $1.01 billion versus $818.1 million

First Quarter Financial and Operating Highlights:
•Higher commodity prices, which are passed through in the selling prices of our products, were the primary reason for the increase in net sales, along with volume growth from recently acquired businesses.
◦COMEX copper averaged $4.54 per pound during the quarter, 18 percent higher than the first quarter of 2021.
◦Gross margin improved 800 basis points, and reflected our effective price management in response to significant inflation in wages, and material, consumable, freight and distribution costs.
•Cash at quarter end was $139 million, with no net debt.
•During the period, we announced an increase in our quarterly dividend from $.13 per share to $.25 per share.

Regarding the quarter performance and outlook, Greg Christopher, Mueller’s CEO said, “Building construction, the primary market we serve, remains healthy. The continued expansion of residential construction, along with the development of the infrastructure necessary to support local communities, will continue to drive demand for our portfolio of products. We believe we are well poised to benefit from both this ongoing trend, and from the anticipated recovery of other markets we serve that have been impacted by labor and supply chain issues.
All in all, our performance remains consistent with the outlook we provided in our year-end report.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 26, 2022	March 27, 2021

Net sales	$1,010,002	$818,148

Cost of goods sold	744,511	668,418
Depreciation and amortization	10,841	11,755
Selling, general, and administrative expense	47,456	45,435
Gain on sale of assets	(5,507)	—

Operating income	212,701	92,540

Interest expense	(158)	(4,469)
Other income, net	780	577

Income before income taxes	213,323	88,648

Income tax expense	(54,199)	(21,761)
Income (loss) from unconsolidated affiliates, net of foreign tax	124	(1,649)

Consolidated net income	159,248	65,238

Net income attributable to noncontrolling interests	(932)	(2,131)

Net income attributable to Mueller Industries, Inc.	$158,316	$63,107

Weighted average shares for basic earnings per share	56,100	55,916
Effect of dilutive stock-based awards	810	756

Adjusted weighted average shares for diluted earnings per share	56,910	56,672

Basic earnings per share	$2.82	$1.13

Diluted earnings per share	$2.78	$1.11

Dividends per share	$0.25	$0.13

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended
(In thousands)	March 26, 2022	March 27, 2021

Summary Segment Data:

Net sales:
Piping Systems Segment	$703,430	$547,748
Industrial Metals Segment	174,312	164,852
Climate Segment	140,622	111,026
Elimination of intersegment sales	(8,362)	(5,478)

Net sales	$1,010,002	$818,148

Operating income:
Piping Systems Segment	$160,488	$67,098
Industrial Metals Segment	23,259	18,847
Climate Segment	36,700	17,335
Unallocated income (expenses)	(7,746)	(10,740)

Operating income	$212,701	$92,540

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	March 26, 2022	December 25, 2021
ASSETS
Cash and cash equivalents	$139,255	$87,924
Accounts receivable, net	588,397	471,859
Inventories	471,949	430,244
Other current assets	40,947	28,976

Total current assets	1,240,548	1,019,003

Property, plant, and equipment, net	380,711	385,562
Operating lease right-of-use assets	21,965	23,510
Other assets	302,726	300,861

Total assets	$1,945,950	$1,728,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$812	$811
Accounts payable	226,712	180,793
Current portion of operating lease liabilities	5,650	6,015
Other current liabilities	218,422	194,820

Total current liabilities	451,596	382,439

Long-term debt	1,098	1,064
Pension and postretirement liabilities	16,518	17,533
Environmental reserves	17,137	17,678
Deferred income taxes	15,861	14,347
Noncurrent operating lease liabilities	16,010	17,099
Other noncurrent liabilities	21,586	21,813

Total liabilities	539,806	471,973

Total Mueller Industries, Inc. stockholders’ equity	1,370,400	1,222,118
Noncontrolling interests	35,744	34,845

Total equity	1,406,144	1,256,963

Total liabilities and equity	$1,945,950	$1,728,936

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 26, 2022	March 27, 2021

Cash flows from operating activities
Consolidated net income	$159,248	$65,238
Reconciliation of consolidated net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,930	11,775
Stock-based compensation expense	2,573	2,109
Provision for doubtful accounts receivable	125	1,631
(Income) loss from unconsolidated affiliates	(124)	1,649
Gain on disposals of properties	(5,507)	(936)
Deferred income tax expense	258	142
Changes in assets and liabilities, net of effects of businesses acquired and sold:
Receivables	(116,610)	(89,972)
Inventories	(40,803)	(45,590)
Other assets	314	1,230
Current liabilities	54,344	33,941
Other liabilities	(1,752)	(3,703)
Other, net	(137)	(95)

Net cash provided by (used in) operating activities	62,859	(22,581)

Cash flows from investing activities
Capital expenditures	(5,259)	(9,227)
Acquisition of businesses, net of cash acquired	—	(14,029)
Proceeds from sales of properties	6,219	1,730
Dividends from unconsolidated affiliates	959	—

Net cash provided by (used in) investing activities	1,919	(21,526)

Cash flows from financing activities
Repurchase of common stock	(3,972)	—
Issuance of debt	—	100,000
Repayments of debt	(56)	(35,288)
Issuance of debt by consolidated joint ventures, net	—	45
Net cash (used) received to settle stock-based awards	(230)	221

Net cash (used in) provided by financing activities	(4,258)	64,978

Effect of exchange rate changes on cash	301	784

Increase in cash, cash equivalents, and restricted cash	60,821	21,655
Cash, cash equivalents, and restricted cash at the beginning of the period	90,376	127,376

Cash, cash equivalents, and restricted cash at the end of the period	$151,197	$149,031